EXHIBIT 99.2

American Eagle Outfitters, Inc.
 February 2009

Recorded Sales Commentary Transcript dated March 5, 2009

Welcome to the American Eagle Outfitters February 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended February 28, 2009 increased 1% to $177.2 million, compared to $175.1 million for the four weeks ended March 1, 2008. Consolidated comparable store sales decreased 7%, compared to a 4% decline for the same period last year.

The following discussion relates to the American Eagle brand. February sales reflected an improvement from recent trends. Customers responded well to new spring styles and our "all jeans under 30 event" was particularly well-received. This event was planned to highlight our newly-designed denim line and underscore strong value in a core destination category. Our conversion rate increased over last year; traffic remained negative, yet strengthened from prior months. Our average until retail price was down to last year, reflecting markdowns related to promotional activity. As a result, February merchandise margin was down to last year.

AE women's produced a negative low-teen comp, while men's comped in the positive low single-digits. Jeans in both businesses comped in the positive double-digits.

Within our aerie brand, we were pleased with the positive customer reaction to the spring assortment, particularly bra's and undies. Customers responded well to the breadth of assortment, fashion offerings and to the strong value we offered.

Our direct sales increased 47% in February, which was also driven by a positive response to promotions, with higher traffic and conversion.

Our next merchandise assortment arrives in stores the third week of March.

We expect fourth quarter earnings of $0.19 cents per share, excluding an anticipated non-cash charge of $0.03 cents related to store impairment and investment securities. This compares to EPS of $0.66 cents last year.

We will announce fourth quarter results next Wednesday, March 11th before the market opens. To listen to our conference call, please dial 877-407-0789 at approximately 8:50 eastern time.

Thank you for your continued interest in American Eagle Outfitters.